Exhibit 4(f)
Anchor National Life Insurance Company 1 SunAmerica Center Los Angeles, CA 90067-6022

ENHANCED DEATH BENEFIT RIDER

This Rider adds a benefit to and becomes a part of the contract to which it is attached ("the contract"). All definitions, provisions and exceptions of the contract apply to this Rider unless changed by this Rider. In the case of any conflict between the provisions of the contract and this Rider, the provisions of this Rider will control.

While this rider is in effect, any Death Benefit payable under the contract upon the death of an Owner will be increased by an Enhanced Death Benefit amount which is determined as follows:

  if such Owner was age 60 or lower on the Effective Date of the contract, the Enhanced Death Benefit amount will be equal to the lesser of (a) 70% of the Net Premiums or (b) 70% of the Contract Value minus the Net Premiums; or

  if such Owner was between the ages of 61 and 70 on the Effective Date of the contract, the Enhanced Death Benefit amount will be equal to the lesser of (a) 50% of the Net Premiums or (b) 50% of the Contract Value minus the Net Premiums; or

  if such Owner was between the ages of 71 and 80 on the Effective Date of the contract, the Enhanced Death Benefit amount will be equal to the lesser of (a) 30% of the Net Premiums or (b) 30% of the Contract Value minus the Net Premiums.

  if such Owner was age [60] or lower on the Effective Date of the contract, the Enhanced Death Benefit amount will be equal to the lesser of (a) [30%] of the Net Premiums or (b) [70%] of the Contract Value minus the Net Premiums; or

  if such Owner was between the ages of [61] and [70] on the Effective Date of the contract, the Enhanced Death Benefit amount will be equal to the lesser of (a) [30%] of the Net Premiums or (b) [50%] of the Contract Value minus the Net Premiums; or

  if such Owner was between the ages of [71] and [80] on the Effective Date of the contract, the Enhanced Death Benefit amount will be equal to the lesser of (a) [30%] of the Net Premiums or (b) [30%] of the Contract Value minus the Net Premiums.

If the spouse of a deceased Owner elected to continue the contract in his/her own name, the spouse's age as of the date of death of the deceased Owner will be the age used to determine any Enhanced Death Benefit amount payable upon the death of such spouse..

NET PREMIUMS. Net Premiums are equal to the total of all Premiums paid, with each Premium adjusted for surrenders by a proportionate reduction to each Premium paid prior to the surrender. The proportion is determined by dividing the amount of the Contract Value surrendered by the Contract Value immediately prior to each surrender.

This Rider will be in effect if:

    the Owner elected it on the aApplication; and

    the charge for this Rider is shown on the Contract Schedule.

This Rider will cease to be in effect on the Annuity Date. upon

Signed by the Company:

[signatures appear here]